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                                               Exhibit 23.1

              Consent of Independent Auditors

The Board of Directors
Atlantic Coast Airlines Holdings, Inc.:

We   consent   to   incorporation  by  reference   in   the
registration statements (No. 333-66265, 333-15795  and  33-
67492)  on  Form  S-8 of Atlantic Coast Airlines  Holdings,
Inc. of our report dated January 26, 2000, relating to  the
consolidated  balance  sheets of  Atlantic  Coast  Airlines
Holdings,  Inc. as of December 31, 1998 and 1999,  and  the
related     consolidated    statements    of    operations,
stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Atlantic Coast Airlines, Holdings, Inc.

Our report refers to a change, effective January 1, 1999, in the Company's method of accounting for preoperating costs.

KPMG LLP


McLean, Virginia
March 27, 2000